UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 1, 2017

Date of report (Date of earliest event reported)

Condor Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 220
Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2017, Condor Hospitality Limited Partnership (“CHLP”), the operating partnership of Condor Hospitality Trust, Inc. (the “Company”), entered into a Credit Agreement with KeyBank National Association, as administrative agent and a lender, KeyBanc Capital Markets Inc. and The Huntington National Bank, as joint lead arrangers, and the other lenders and agents party thereto (the “Credit Agreement”). The Credit Agreement provides for a $90 million senior secured revolving credit facility (the “Facility”). At closing, CHLP borrowed $34.25 million under the Facility, of which $32.7 million was used in connection with the repayment and termination of the credit facilities and loans described under Item 1.02 below and $1.55 million was used to pay a portion of the reserves and costs related to the closing of the Facility.

The Credit Agreement includes an accordion feature that allows the Facility to be increased to $400 million, subject to certain conditions, including obtaining additional commitments from any one or more lenders. The amount available to borrow under the Facility is limited according to a borrowing base formula for the pool of hotel properties securing the facility. As of the date hereof, the collateral pool consists of 14 hotel properties and the available borrowing capacity under the Facility is $41.05 million. CHLP has the option to add hotel properties to the collateral pool and remove hotel properties from the collateral pool, subject to certain conditions, including its continued compliance with the financial covenants and other terms of the Credit Agreement. Subject to certain conditions, borrowings under the Facility can be used for the repayment of debt, future acquisitions and capital improvements and general corporate and working capital purposes. The Company anticipates using borrowings under the Facility to acquire three out of the four Home2 Suites hotels currently under contract to be acquired (as discussed in the Company’s Form 8-K dated January 23, 2017), which will be added to the collateral pool for the Facility.

The Facility has a scheduled maturity date of March 1, 2019, with an automatic one-year extension upon the completion of one or more offerings of common stock of the Company resulting in an aggregate of $50 million of gross proceeds (a “Qualified Capital Raise”). The Facility has two additional one-year extension options, subject to certain conditions, including the completion of one or more offerings of common stock of the Company resulting in an aggregate of $100 million of gross proceeds (including the proceeds from a Qualified Capital Raise) and payment of 0.25% extension fees. The Facility requires monthly interest payments and principal is due on the maturity date. CHPL may, at any time, voluntarily prepay any borrowing under the Facility in whole or in part without premium or penalty (other than customary LIBOR breakage costs).

Prior to the occurrence of a Qualified Capital Raise, borrowings under the facility accrue interest, at CHLP’s option, at either LIBOR plus 3.95% or a base rate plus 2.95%. Thereafter, borrowings bear interest based on a leverage-based pricing grid, at CHLP’s option, at either LIBOR plus a spread ranging from 2.25% to 3.00% (depending on leverage) or a base rate plus a spread ranging from 1.25% to 2.00% (depending on leverage). In addition, CHLP is required to pay a fee equal to 0.20% of the amount of the unused portion of the Facility if amounts borrowed are greater than 50% of the total commitments under the Facility or 0.25% if amounts borrowed are less than or equal to 50% of such commitments.

The Facility is secured by first priority liens and security interests on the hotel properties in the collateral pool and the tangible and intangible personal property used in connection with such hotel properties, including inventory, equipment, fixtures, accounts and general intangibles. After a Qualified Capital Raise, hotel properties added to the collateral pool will be secured by a pledge of the equity interests in the subsidiaries of CHLP that own or lease such hotel properties. The Credit Agreement also requires customary cash management arrangements. The Facility is guaranteed by the Company and its material subsidiaries that do not have stand-alone financing, pursuant to an Unconditional Guaranty of Payment and Performance dated as of March 1, 2017 by Condor Hospitality REIT Trust, the Company and the subsidiary guarantors party thereto (the “Guaranty”).

The Credit Agreement contains customary representations and warranties and financial and other affirmative and negative covenants. CHLP’s ability to borrow under the Facility is subject to ongoing compliance by the Company and CHLP with various customary restrictive covenants, including with respect to indebtedness, liens, investments, distributions, mergers and asset sales. In addition, the Credit Agreement requires the Company and CHLP to satisfy certain financial covenants, including the following:

•	Leverage Ratio: Prior to the occurrence of a Qualified Capital Raise, the ratio of consolidated total indebtedness to consolidated total asset value cannot exceed (a) 70% (from closing through June 29, 2017), (b) 65% (from June 30, 2017 through the day prior to a Qualified Capital Raise) and (c) 60% (from and after the date of a Qualified Capital Raise). When the first extension option becomes effective, the foregoing leverage ratio will no longer be applicable, and in lieu thereof, the ratio of consolidated total indebtedness to adjusted consolidated EBITDA for the most recently ended four fiscal quarters cannot exceed 6.25 to 1.

•	Secured Leverage Ratio: The ratio of consolidated secured indebtedness (excluding the Facility) to consolidated total asset value cannot exceed 40%.

•	Debt Service Coverage Ratio: The ratio of adjusted consolidated EBITDA for the most recently ended four fiscal quarters to consolidated debt service for the most recently ended four fiscal quarters cannot be less than (a) 1.50 to 1 (from closing through the first to occur of (i) December 31, 2017 and (ii) a Qualified Capital Raise), (b) 1.75 to 1 (provided that a Qualified Capital Raise has not occurred, from January 1, 2018 through the occurrence of a Qualified Capital Raise) and (c) 2.00 to 1 (from and after the occurrence of a Qualified Capital Raise).

•	Fixed Charge Coverage Ratio: The ratio of adjusted consolidated EBITDA for the most recently ended four fiscal quarters to consolidated fixed charges for the most recently ended four fiscal quarters cannot be less than (a) 1.00 to 1 (from closing through the first to occur of (i) December 31, 2017 and (ii) a Qualified Capital Raise), (b) 1.10 to 1 (provided that a Qualified Capital Raise has not occurred, from January 1, 2018 through the occurrence of a Qualified Capital Raise) and (c) 1.50 to 1 (from and after the occurrence of a Qualified Capital Raise).

•	Tangible Net Worth: Consolidated tangible net worth cannot be less than $55 million plus 80% of net offering proceeds.

•	Borrowing Base: There must be at least seven hotel properties in the collateral pool with an aggregate appraised value of at least $150 million.

•	Unhedged Variable Rate Debt: Consolidated unhedged variable rate debt cannot exceed 25% of consolidated total asset value.

•	Distributions: Prior to the occurrence of a Qualified Capital Raise, the Company is permitted to make scheduled distributions on its preferred stock and distributions on its common stock at the current dividend rate ($0.01 per share per month). After the occurrence of a Qualified Capital Raise, the Company is permitted to make distributions during any period of four fiscal quarters in an aggregate amount of up to 95% of funds available for distribution.

Certain of the terms used in the foregoing descriptions of the financial covenants have the meanings given to them in the Credit Agreement, and certain of the financial covenants are subject to pro forma adjustments for acquisitions and sales of hotel properties and for a Qualified Capital Raise.

The Credit Agreement includes customary events of default, in certain cases subject to customary cure periods. The occurrence of an event of default, following any applicable cure period, would permit the lenders to, among other things, declare the unpaid principal, accrued and unpaid interest and all other amounts payable under the Facility to be immediately due and payable.

Some of the lenders in the Credit Agreement and / or their affiliates have other business relationships with the Company involving the provision of financial and bank-related services, including cash management and treasury services, and have participated in the Company’s prior debt financings.

The foregoing summary of the Credit Agreement and Guaranty does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and Guaranty, copies of which are attached as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information reported under Item 1.01 above is incorporated herein by reference. On March 1, 2017 and in connection with the closing of the Facility described under Item 1.01 above, the following credit facilities and loans were repaid in full and the related loan documents were terminated:

•	Amended and Restated Loan Agreement dated December 3, 2008 by and between the Company and Great Western Bank, as amended;

•	Assignment and Assumption of Deed of Trust and Other Loan Documents and Modification Agreement dated October 1, 2015 by and among PHG San Antonio, LLC, Jatin Desai, Mitul Patel, and Gregory M. Friedman, CDOR San Spring, LLC, TRS San Spring, LLC and the Company, and LMREC 2015—CRE1, Inc., as amended;

•	Loan Agreement dated January 5, 2007 by and between CHLP and Western Alliance Bank, as amended;

•	Loan Agreement dated December 31, 2007 by and between SPPR—South Bend, LLC and Western Alliance Bank, as amended;

•	Loan Agreement dated November 2, 2012 by and between Solomons Beacon Inn Limited Partnership, TRS Subsidiary LLC and Morgan Stanley Mortgage Capital Holdings, LLC, as amended;

•	Loan Agreement dated October 12, 2012 by and between SPPR—Dowell, LLC, SPPR-Dowell TRS Subsidiary, LLC and Cantor Commercial Real Estate Lending, L.P.; and

•	Loan Agreement dated October 26, 2015 by and between SPPR—Hotels, LLC, SPPR TRS Subsidiary, LLC and The Huntington National Bank, as amended.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement dated as of March 1, 2017 by and among Condor Hospitality Limited Partnership, as Borrower, Keybank National Association and the other lenders party thereto, as Lenders, and Keybank National Association, as Agent.

10.2	Unconditional Guaranty of Payment and Performance dated as of March 1, 2017 by Condor Hospitality REIT Trust, Condor Hospitality Trust, Inc. and the subsidiary guarantors party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Condor Hospitality Trust, Inc.

Date: March 7, 2017	By:	/s/ Jonathan Gantt
	Name:	Jonathan Gantt
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement dated as of March 1, 2017 by and among Condor Hospitality Limited Partnership, as Borrower, Keybank National Association and the other lenders party thereto, as Lenders, and Keybank National Association, as Agent.

10.2	Unconditional Guaranty of Payment and Performance dated as of March 1, 2017 by Condor Hospitality REIT Trust, Condor Hospitality Trust, Inc. and the subsidiary guarantors party thereto.